Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2008 (February 26, 2009 as to the Discontinued Operations and Reclassification section of Note 1 and Note 21)  relating to the consolidated financial statements and financial statement schedules of The AES Corporation (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in 2007 and Financial Accounting Standards Board Statement No. 158,”Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in 2006), appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 2008, and our report dated June 30, 2008, appearing in the Annual Report on Form 11-K of The AES Corporation Retirement Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

McLean, Virginia

April 24, 2009